SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                         NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940



                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:   ABC Exchangeable Preferred Trust



Address of Principal Business Office (No. & Street, City, State, and Zip Code):

          c/o     Puglisi & Associates
                  850 Library Avenue
                  Suite 204
                  Newark, Delaware  19715

Telephone Number (including area code):     (302) 738-6680

Name and Address of Agent for Service of Process:

                  RL&F Service Corp.
                  One Rodney Square
                  10th Floor
                  Tenth and King Streets
                  Wilmington, Delaware  19801

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES |X| NO :| |








                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 8th day of July, 1998.

                                      ABC EXCHANGEABLE PREFERRED TRUST



                                      By:/s/ Donald J. Puglisi
                                         ---------------------
                                         Donald J. Puglisi



                                      By:/s/ William R. Latham III
                                         -------------------------
                                         William R. Latham III



                                      By:/s/ James B. O'Neill
                                         ---------------------
                                         James B. O'Neill